Exhibit (m)(6) under Form N-1A

Exhibit 1 under Item 601/Reg. S-K

9/30/11 – Institutional Service Shares renamed Service Shares

Amendment #1 to EXHIBIT A

to the

Distribution Plan

FEDERATED U.S. GOVERNMENT SECURITIES FUND: 2-5 YEARS

Institutional Service Shares

This Amendment #1 to Exhibit A to the Distribution Plan is adopted as of the 15th day of November, 2007, by Federated U.S. Government Securities Fund: 2-5 Years with respect to the Institutional Service Shares of the Trust set forth above.

As compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of 0.05 of 1% of the average aggregate net asset value of the Institutional Service Shares of Federated U.S. Government Securities Fund: 2-5 Years held during the month.

Witness the due execution hereof this 1st day of December, 2007.

FEDERATED U.S. GOVERNMENT SECURITIES FUND: 2-5 YEARS

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

12/31/10 – Class K Shares renamed Class R Shares

EXHIBIT B

to the

Distribution Plan

FEDERATED U.S. GOVERNMENT SECURITIES FUND: 2-5 YEARS

Class K Shares

This Distribution Plan is adopted as of the 12th day of February, 2004, by Federated U.S. Government Securities Fund: 2-5 Years with respect to the Class K Shares of the Trust set forth above.

As compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of 0.50 of 1% of the average aggregate net asset value of the Class K Shares of Federated U.S. Government Securities Fund: 2-5 Years held during the month.

Witness the due execution hereof this 1st day of March, 2004.

FEDERATED U.S. GOVERNMENT SECURITIES FUND: 2-5 YEARS

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President